Exhibit 10.3
RPX CORPORATION
SEVERANCE AND CHANGE IN CONTROL AGREEMENT
This Severance and Change in Control Agreement (the “Agreement”) is made and entered into, as of March 21, 2018 (the “Effective Date”), by and between David Anderson (the “Executive”) and RPX Corporation, a Delaware corporation (the “Company”).
This Agreement provides severance and acceleration benefits in connection with certain qualifying terminations of Executive’s employment with the Company. Upon its effectiveness and for its duration, this Agreement shall supersede any existing agreements between Executive and the Company relating to severance and/or accelerated vesting of equity awards in connection with Executive’s termination of employment with the Company.
Certain capitalized terms are defined in Section 8.
The Company and Executive agree as follows:
1.    Term. Unless terminated sooner or renewed by the Company’s Board of Directors or its Compensation Committee, this Agreement will terminate automatically if a Change in Control has not occurred on or prior to March 21, 2019.
2.    Severance Benefits.
(a)    Severance Benefits. If Executive is subject to an Involuntary Termination which occurs within twelve (12) months following a Change in Control and Executive satisfies the conditions described in Section 2(b) below, then Executive shall be entitled to the following severance benefits: (i) the Company will pay Executive an amount equal to one and one-quarter (1.25) times his Base Salary, (ii) the Company will pay Executive an amount equal to 75% of Executive’s target bonus as calculated assuming 100% achievement of plan, (iii) the Company will pay Executive an additional lump sum payment equal to the amount required to maintain an employee plus family Blue Shield PPO plan and dental and vision under COBRA for a period of twelve (12) months, and (iv) one hundred percent of the unvested portion of each outstanding equity award that Executive holds as of the Involuntary Termination will vest and, if applicable, become exercisable. Subject to Section 2(b) below, the amounts described in clauses (i) and (ii) of this Section 2(a) will be paid in equal installments over the twelve-month period following Executive’s Involuntary Termination, in accordance with the Company’s standard payroll procedures.
(b)    Preconditions to Severance Benefits / Timing of Benefits. As a condition to Executive’s receipt of any benefits described in Section 2, Executive shall execute and allow to become effective a general release of claims in substantially the form attached hereto and, if requested by the Company’s Board of Directors, must immediately resign as a member of the Company’s Board of Directors and as a member of the board of directors of any subsidiaries of the Company. Executive must execute and return the release on or before the date specified by the Company, which will in no event be later than fifty (50) days after Executive’s employment terminates. If Executive fails to return the release by the deadline or if Executive revokes the release, then Executive will not be entitled to the benefits described in this Section 2. Assuming compliance with this Section 2(b), all such benefits will be paid or commence within 60 days after Executive’s Involuntary Termination and, once they commence, will include any unpaid amounts accrued from the date of Executive’s Involuntary Termination. However, if such 60-day period spans calendar years, then payment will in any event be made or commence in the second calendar year. In addition, if during the period Executive is receiving benefits hereunder, Executive fails to comply with the provisions of his Proprietary Information and Inventions Agreement that lawfully restrict Executive’s use of the Company’s trade secrets or that restrict

Executive from soliciting the Company’s employees, then the Company’s obligation to pay any unpaid benefits hereunder will immediately terminate.
3.    Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment. In addition, if the Company determines that Executive is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of Executive’s Separation, then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following (A) expiration of the six-month period measured from Executive’s Separation or (B) the date of Executive’s death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence.
4.    Section 280G. Notwithstanding anything contained in this Agreement to the contrary, in the event that the payments and benefits provided pursuant to this Agreement, together with all other payments and benefits received or to be received by Executive (“Payments”), constitute “parachute payments” within the meaning of Code Section 280G, and, but for this Section 4, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Payments shall be made to Executive either (i) in full or (ii) as to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a Reduced Payment is to be made under this section, reduction of Payments will occur in the following order: reduction of cash payments, then cancellation of equity-based payments and accelerated vesting of equity awards, and then reduction of employee benefits. If accelerated vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with the payments and benefits which are to be paid furthest away in time. All determinations required to be made under this Section 4 (including whether any of the Payments are parachute payments and whether to make a Reduced Payment) will be made by an independent accounting firm selected by the Company. For purposes of making the calculations required by this section, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonably, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company will bear the costs that the accounting firm may reasonably incur in connection with the calculations contemplated by this Section 4. The accounting firm’s determination will be binding on both Executive and the Company absent manifest error.
5.    Company’s Successors. Any successor to the Company to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.
6.    Miscellaneous Provisions.
(a)    Modification or Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)    Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement.
(c)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.
(d)    Tax Withholding. Any payments provided for hereunder are subject to reduction to reflect applicable withholding and payroll taxes and other reductions required under federal, state or local law.
(e)    Notices. Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with Federal Express Corporation, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office (attention General Counsel) and to the Executive at the address that he or she most recently provided to the Company in accordance with this Subsection (e).
(f)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(g)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
7.    At-Will Employment. Nothing contained in this Agreement shall (a) confer upon Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive’s employment with the Company.
8.    Definitions. The following terms referred to in this Agreement shall have the following meanings:
(a)    “Base Salary” means Executive’s annual base salary as in effect immediately prior to an Involuntary Termination; provided, however, that in the event of a Resignation for Good Reason due to a reduction in Executive’s base salary, “Base Salary” means Executive’s annual base salary as in effect immediately prior to such reduction or as in effect immediately prior to a Change in Control, whichever is greater.
(b)    “Cause” means (i) Executive’s intentional and unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) Executive’s material breach of any agreement with the Company, (iii) Executive’s material failure to comply with the Company’s written policies or rules, (iv) Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) Executive’s gross negligence or willful misconduct relating to the Company, (vi) Executive’s continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (vii) Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation. To the extent Executive commits an act that would constitute Cause pursuant to (ii), (iii), (vi) or (vii), Executive will be given notice and an opportunity to cure within thirty (30) days of receiving notice and, if Executive reasonably cures such act as determined by the Audit Committee of the Company’s Board of Directors, it will not constitute Cause.
(c)    “Change in Control” shall have the meaning set forth in the Company’s 2011 Equity Incentive Plan, as in effect on the Effective Date.

(d)     “Disability” means the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.
(e)    “Involuntary Termination” means either (i) a Termination without Cause or (ii) a Resignation for Good Reason.
(f)    “Resignation for Good Reason” means a Separation as a result of Executive’s resignation from employment after one of the following conditions has come into existence without Executive’s consent: (i) a material diminution in Executive’s duties, authority or responsibilities with the Company, as determined by the Compensation Committee of the Company’s Board of Directors as constituted immediately prior to a Change in Control (the “Compensation Committee”), acting reasonably and in good faith; provided that it shall not be deemed a material diminution if Executive continues to perform duties that are substantially similar, in the aggregate, to the duties performed by Executive immediately prior to a Change in Control, as determined by the Compensation Committee, acting reasonably and in good faith, (ii) a reduction in Executive’s total compensation by more than 10%, other than as part of a Company-wide compensation adjustment, or (iii) a relocation of the Executive’s place of employment by more than fifty (50) miles from the Company’s current offices in San Francisco, California. In order to constitute a Resignation for Good Reason, Executive must give the Company written notice of the condition within ninety (90) days after it comes into existence, the Company must fail to remedy the condition within thirty (30) days after receiving Executive’s written notice and Executive must terminate his or her employment within thirty (30) days after expiration of the cure period.
(g)    “Separation” means a “separation from service” as defined in the regulations under Code Section 409A.
(h)    “Termination Without Cause” means a Separation as a result of the termination of Executive’s employment by the Company without Cause and not as a result of Executive’s death or Disability.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year indicated below.

COMPANY

By: _______________________
Name: ____________________
Title:______________________
Date:______________________

EXECUTIVE

By:________________________
Name:_____________________
Title:______________________
Date:______________________

GENERAL RELEASE OF ALL CLAIMS
In consideration of the severance benefits to be paid to David Anderson (“Executive”) by RPX Corporation (the “Company”), as described in Paragraph 1 below, Executive, on Executive’s own behalf and on behalf of Executive’s heirs, executors, administrators and assigns, to the fullest extent permitted by applicable law, hereby fully and forever releases and discharges the Company and its directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, shareholders, employee benefit plans and assigns (together called “the Releasees”), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to Executive’s employment with the Company, including the termination of that employment.
1.If Executive signs (and does not revoke) this General Release of All Claims (“Release”), the Company will provide Executive with the severance benefits described in Section 2 of the Severance and Change in Control Agreement, effective as of March 12, 2018, between the Company and Executive (the “Severance Agreement”).
2.Executive’s Company equity awards, to the extent vested and outstanding as of Executive’s employment termination date, will be treated as provided in the applicable equity plan and the related award agreements. Such agreements will remain in effect in accordance with their terms, and Executive acknowledges that Executive will remain bound by them. Except as provided in Section 2(a) of the Severance Agreement, any Company equity awards that are unvested as of Executive’s employment termination date will be automatically forfeited, and Executive will have no further rights to such awards. Executive acknowledges that the enclosed report accurately reflects a summary of Executive’s outstanding equity awards.
3.Executive understands and agrees that this Release is a full and complete waiver of all claims including, without limitation, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, personal injury or emotional distress and claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (ADEA), the California Labor Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Family Medical Leave Act or any other federal or state law or regulation relating to employment or employment discrimination. Executive further understands and agrees that this waiver includes all claims, known and unknown, to the greatest extent permitted by applicable law. However, this release covers only those claims that arose prior to the execution of this Release. Execution of this Release does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Release. In addition, this Release does not cover any claim for indemnification Executive may have pursuant to a written indemnification agreement with the Company, the Company’s bylaws or applicable law or Executive’s right to coverage under any applicable D&O insurance policy with the Company.
4.Executive understands that this Agreement does not limit Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with, or otherwise participate in any investigation or proceeding that may be conducted by, a Government Agency.
5.Executive also hereby agrees that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the Releasees or Executive.
6.In addition, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
7.If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the full extent permitted by law.
8.This Release constitutes the entire agreement between Executive and Releasees with regard to the subject matter of this Release. It supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release. Executive understands and agrees that this Release may be modified only in a written document signed by Executive and a duly authorized officer of the Company.
9.Executive understands and agrees that the Company shall have no obligation to provide to Executive any severance benefits described in the Severance Agreement unless and until Executive has complied with the requirements described in Section 2(b) of the Severance Agreement, including executing this Release within the time period specified in Paragraph 13 below and allowing this Release to become effective. Executive further understands and agrees that the Company’s obligation to provide to Executive any unpaid severance benefits described in the Severance Agreement may terminate as described in Section 2(b) of the Severance Agreement.
10.Executive understands and agrees that at all times in the future Executive shall remain bound by the Executive’s Proprietary Information and Inventions Agreement with the Company (the “PIIA”), a copy of which is enclosed herewith. This Release, the Severance Agreement, the PIIA, and the Indemnification Agreement you signed with the Company dated as of April 30, 2017 constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter.
11.Executive agrees that Executive will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. The Company agrees to instruct its executive officers and directors not to disparage Executive in any manner likely to be harmful to Executive’s personal or business reputation; provided that the Company (and its executive officers and directors) may respond accurately and fully to any question, inquiry or request for information when required by legal process.
12.This Release shall be governed by and its provisions interpreted under the laws of the State of California.
13.Executive understands that Executive has the right to consult with an attorney before signing this Release. Executive also understands that Executive has twenty-one (21) days after receipt of this Release to review and consider this Release, discuss it with an attorney of Executive’s own choosing, and decide to execute it or not execute it. Executive also understands that Executive may revoke this Release during a period of seven (7) days after Executive signs it and that this Release will not become effective for seven days after Executive signs it (and then only if Executive does not revoke it). In order to revoke this Release, within seven days after Executive executes this Release Executive must deliver to the General Counsel at the Company a letter stating that Executive is revoking it. Executive understands that if Executive chooses to revoke this Release within seven (7) days after Executive signs it, Executive will not receive any severance benefits and the Release will have no effect.
14.Executive states that before signing this Release, Executive:

•	Has read it,

•	Understands it,

•	Knows that he or she is giving up important rights,

•	Is aware of his or her right to consult an attorney before signing it, and

•	Has signed it knowingly and voluntarily.

Date: ______________________

_______________________________
Signature
_______________________________
Print Full Name

Enclosures:
Equity Report
Proprietary Information and Inventions Agreement
Indemnification Agreement